Exhibit (23)(r)

To the Board of Directors
General Electric Capital Corporation

     We consent to incorporation by reference in the Prospectus Supplement for FGIC Securities Purchase, Inc. relating to the $46,000,000 principal amount plus interest Liquidity Facility in support of Rancho California Water District Financing Authority, Adjustable Revenue Bonds Series of 1998A (the "Prospectus Supplement") of our report dated February 13, 1998 relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 1997 and 1996 and the related statements of current and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule which report appears in the December 31, 1997 Annual Report on Form 10-K of General Electric Capital Corporation.

     We also consent to the reference to our firm under the heading "Experts" in the Prospectus Supplement.



                                    /s/ KPMG Peat Marwick LLP
                                    -------------------------
                                    KPMG Peat Marwick LLP




Stamford, Connecticut
November 24, 1998